Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMUNICATION INTELLIGENCE CORPORATION MOVES TO NASDAQ OTC

Redwood Shores, CA, March 14, 2003- (OTC BB:CICI) Communication Intelligence Corporation (“CIC” or “the Company”), the leader in electronic signature, biometric verification and natural input solutions announced today that it has been informed by Nasdaq that CIC’s common stock will no longer be traded on the Nasdaq SmallCap Market effective March 14, 2003, as CIC’s common stock failed to meet Nasdaq’s minimum bid requirement as set forth in Marketplace Rule 4310(c)(4).  The Company’s common stock is now eligible to trade on the Nasdaq Over the Counter Bulletin Board (OTC BB).

“Although the Company is disappointed by the NASDAQ determination, CIC’s focus will continue to be on maintaining it’s leadership position in handwriting recognition and biometric signature verification, despite the adverse market conditions, with the continuing objective of establishing consistent quarterly profitability with market recovery,” stated CIC’s Chairman & CEO Guido DiGregorio.  “We look forward to achieving increasing shareholder value and a share price that truly reflects CIC’s market leadership and IP position. The Company’s line of credit agreement with Cornell Capital is unaffected by the move to the OTC BB and will remain available for use.”

About CIC

Communication Intelligence Corporation is the leading supplier of electronic signature, biometric security and natural input solutions focused on emerging, high potential applications including paperless workflow, smart wireless devices and e-Commerce enabling the world with “The Power to Sign Online®”.  CIC’s products are designed to increase the ease of use, functionality, and security of electronic devices and e-business processes.  CIC sells directly to OEMs and Enterprises and has products available through major retail outlets such as, CompUSA, Staples, OfficeMax, key integration partners or direct via our website.  Industry leaders such as Charles Schwab, Fujitsu, Handspring, Hitachi, IBM, Oracle, Palm Inc., Prudential, Siebel Systems and Sony Ericsson have licensed the company’s technology.  CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China.  For more information, please visit website http://www.cic.com

Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of the products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC, its logo and The Power to Sign Online are registered trademarks. All other trademarks are properties of their respective owners.

Contact Information:

CIC

Investor Relations Inquiries:

Chantal Eshghipour

650-802-7740

investorrelations@cic.com

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